Exhibit 10.22

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (“Amendment”), is made as of the ____ day of June, 2019 (and is effective as of June 21, 2019), by and among CONIFER HOLDINGS, INC. (“Borrower”) and THE HUNTINGTON NATIONAL BANK (“Bank”).

RECITALS:

A.Borrower and Bank entered into a Credit Agreement dated as of June 21, 2018, as amended by a First Amendment to Credit Agreement dated December 27, 2018 (“Agreement”).

B.Borrower and Bank desire to amend the Agreement, all as set forth below.

NOW, THEREFORE, the parties agree as follows:

1.The definitions of Revolving Credit Maturity Date and Tangible Net Worth in Section 1.1 of the Agreement are amended to read as follows:

“Revolving Credit Maturity Date” shall mean June 19, 2020.

“Tangible Net Worth” means as of any date Net Worth less the Intangible Assets of the Borrower and its consolidated Subsidiaries, plus the amount of liabilities recorded on the balance sheet attributable to deferred gains from the Adverse Development Cover, all determined as of such date.  For purposes of this Agreement, “Intangible Assets” means the amount (to the extent reflected in determining such Net Worth) of goodwill, patents, trademarks, service marks, trade names, customer lists, renewal rights, copyrights, organization, and research and/or development expenses.”

2.The following definitions are added to Section 1.1 of the Agreement to read as follows:

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 CFR § 1010.230.

“CC Reserve” shall mean Fifty Thousand Dollars ($50,000).”

3.Section 2.3(v) of the Agreement is amended to read as follows:

“(v)	after giving effect to such Advance, the aggregate principal amount of the outstanding Advances plus the Letter of Credit

Reserve, plus the CC Reserve does not exceed the Borrowing Limit; and”

4.Section 2.7 of the Agreement is amended to read as follows:

“2.7

Reduction of Obligations. If at any time and for any reason the aggregate outstanding principal amount of Advances hereunder to Borrower plus the Letter of Credit Reserve plus the CC Reserve, shall exceed the lesser of (i) the Revolving Credit Commitment and (ii) the Borrowing Limit, then Borrower shall immediately reduce any pending request for an Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, immediately repay an amount of the Obligations equal to such excess. Borrower acknowledges that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under the terms of the Revolving Credit Note.”

5.Section 2.10 of the Agreement is amended to read as follows:

“2.10

Unused Fee. From the Effective Date to the payment in full in cash of all Advances under the Revolving Credit Note and the termination of any obligation under this Agreement or any Loan Document on the part of Bank to extend Advances under the Revolving Credit Note to Borrower, Borrower shall pay to Bank, an unused fee quarterly commencing on July 1, 2019, and on the first day of each quarter thereafter for the previous quarter. The unused fee payable to Bank shall be determined by multiplying twenty five (25) basis points per annum times the daily unused amount of the Revolving Credit Commitment (which shall reflect a reduction for the aggregate undrawn face amount of all issued, outstanding and undrawn Letters of Credit) each day during the relevant period or portion thereof. The unused fee shall be computed in the same manner as interest is computed in the Revolving Credit Note. Whenever any payment of the unused fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. It is expressly understood that the unused fee described in this Section 2.10 shall not be refundable under any circumstances.”

6.Section 8.16 is added to the Agreement to read as follows:

“8.16

Beneficial Ownership Certificate and Other Additional Information. Borrower shall promptly provide information and documentation reasonably requested by Bank for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation, if applicable.”

7.Sections 8.15(a) and (f) of the Agreement are amended to read as follows:

2

“(a)	Borrower shall maintain as of the end of each fiscal quarter (commencing June 30, 2019) of Borrower a Tangible Net Worth of not less than $30,000,000.
(f)

Borrower shall, commencing with the fiscal quarter ending June 30, 2019, not permit the ratio of the total Consolidated Indebtedness (excluding from the calculation of Consolidated Indebtedness any FHLB Debt the proceeds of which were used solely to make investments of the types permitted under Section 9.10(a) and Indebtedness under Hedging Contracts related to such Indebtedness) to the Total Capital to exceed 0.55 to 1.00. For purposes of the foregoing calculation, outstanding Advances shall be considered Indebtedness.”

8.Borrower hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of such Borrower’s Articles of Incorporation or Bylaws and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Borrower set forth in the Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof; (c) except as previously disclosed by Borrower to Bank, no Event of Default (as defined in the Agreement) or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Agreement, as hereby amended, has occurred and is continuing as of the date hereof.

9.Borrower hereby waives, discharges, and forever releases Bank, Bank’s employees, officers, directors, attorneys, stockholders and successors and assigns, from and of any and all claims, causes of action, allegations or assertions that Borrower has or may have had at any time up through and including the date of this Amendment, against any or all of the foregoing, regardless of whether any such claims, causes of action, allegations or assertions arose as a result of Bank’s actions or omissions in connection with the Agreement, or any amendments, extensions or modifications thereto, or Bank’s administration of debt evidenced by the Agreement or otherwise.

10.Except as expressly provided herein, all of the terms and conditions of the Agreement remain unchanged and in full force and effect.

11.This Amendment shall be effective as of June 21, 2019 upon (a) execution of this Amendment by Borrower and Bank and (b) [discuss Amendment to Subordinated Notes].

IN WITNESS the due execution hereof as of the day and year first above written.

THE HUNTINGTON NATIONAL BANK	CONIFER HOLDINGS, INC.

By:By:

Andrew R. CraigBrian Roney

Its: Senior Vice PresidentIts:President

By:

Nicholas Petcoff

Its:

[Signature Page to Second Amendment to Credit Agreement (16131097)